                                                                   EXHIBIT 23.3

[SMITH, CARNEY & CO., P.C. LOGO]

The Board of Directors
Citizens, Inc.:


We consent to the inclusion in this Registration Statement, Pre-Effective Amendment No. 3, on Form S-4, SEC File No. 333-16163, of our report dated February 27, 1995 on our audit of the consolidated financial statements of First American Investment Corporation and Subsidiaries as of December 31, 1994 and for each of the years in the two-year period ended December 31, 1994, appearing with the Information Statement-Prospectus, which is a part of this Registration Statement, Pre-Effective Amendment No. 3, and to the reference to us under the heading of "Experts" in such Information Statement-Prospectus.


/s/ SMITH, CARNEY & CO., P.C.
Smith, Carney & Co., P.C.

Oklahoma City, Oklahoma

February 5, 1997